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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2004

Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On December 21, 2004, Advanta Bank Corp. (“ABC”), a wholly owned subsidiary of Advanta Corp. (the “Company”), and the Company, as guarantor, amended ABC’s existing lease with Carramerica Realty, L.P. for office space located in Draper, Utah effective as of December 9, 2004. The initial lease agreement was entered into on September 28, 1995 and has been amended from time to time. The current amendment increases the space that ABC is leasing, extends the current term of the lease by 5 years to April 30, 2010 and establishes the base rent payable during the term of the amendment. Beginning May 1, 2005, the base rent for the premises will be approximately $74,912 per month through April 30, 2006 and will increase each year thereafter to a maximum base rent of approximately $84,305 per month in the final year covered by the initial term of this amendment. The amendment includes the option to extend the term of the lease for the entire premises for three periods of two years each on the same terms except for the amount of base rent payable during each extension term. The Company continues to act as guarantor under the lease agreement, as amended. A complete copy of the amendment to the lease will be filed as an exhibit to the Company’s Form 10-K for the year ending December 31, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.
(Registrant)
Date: December 23, 2004

	By:	/s/ Elizabeth Mai
Elizabeth H. Mai Senior Vice President, Secretary and General Counsel